EXHIBIT 99.1

INTEGRATED TELECOM EXPRESS ANNOUNCES PRELIMINARY APPROVAL BY THE BANKRUPTCY COURT OF DISCLOSURE STATEMENT FOR PLAN OF REORGANIZATION

CUPERTINO, Calif., February 6, 2003: Integrated Telecom Express, Inc. (OTC: ITXIQ) today announced that the United States Bankruptcy Court for the District of Delaware, at a hearing on February 3, 2003, preliminarily approved the Disclosure Statement for Integrated Telecom Express’ plan of reorganization (the “Plan”) that would provide for the liquidation of the Company and distribution of substantially all of the Company’s cash and assets. Final approval of the Disclosure Statement is subject to the making of limited modifications. The Company intends to make the necessary modifications and seek the appropriate authorizations to proceed to solicit votes concerning its Plan within the next week. Copies of the Plan and the Disclosure Statement will be posted on the Company’s web site at www.itexinc.com.

The Company expects to distribute the Disclosure Statement and ballots to creditors and stockholders on or before February 14, 2003. The Court has set March 14, 2003 as the deadline for creditors and stockholders to vote on the Plan. A hearing on the Plan is currently scheduled for March 25, 2003.

The Court’s order also permits the Equity Committee to submit an alternative plan to the stockholders for a vote. As part of that process, the alternative plan proposal must be submitted to the Court by no later than March 14, 2003.

Forward-Looking Statements

This document contains forward-looking statements that involve risks and uncertainties that may cause actual results to differ. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The risks and uncertainties include that the Company may not be able to negotiate the orderly wind down of its obligations to creditors. There include, without limitation, long term contractual payment and performance obligations associated with the Company’s building and facilities leases, business agreements with third parties, and agreements with vendors. As a result of these and other risks, the Company may not be able to generate meaningful cash, or any cash, which could be returned to its stockholders, and the timing of any distribution to stockholders is uncertain at this time. The Company also refers readers to the risk factors identified in its Annual Report on Form 10-K as filed with the Securities and Exchange Commission on April 1, 2002 and as amended on April 30, 2002, and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission on May 15, 2002, August 13, 2002 and November 14, 2002. The Company does not undertake any obligations to publicly update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.